[THIS PAGE IS FROM LAST YEAR]

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[X] Preliminary proxy statement     [ ] Confidential, for Use of the
                                        Commission Only (as
[ ] Definitive proxy statement          permitted by Rule
                                        14a-6(e) (2) )
[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           SIMPSON INDUSTRIES, INC.
               (Name of Registrant as Specified in Its Charter)

                          _________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: ______
        ______________________________________________________________________

    (2) Aggregate number of securities to which transaction applies: ________
        ______________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ______________________________________________________________________

    (4) Proposed maximum aggregate value of transaction: _____________________
        ______________________________________________________________________

    (5) Total fee paid: ______________________________________________________

[ ] Fees paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid: _____________________________________________

     (2) Form, schedule or registration statement no.: _______________________

     (3) Filing party: _______________________________________________________

     (4) Date filed: _________________________________________________________

                           SIMPSON INDUSTRIES, INC.
                             47603 Halyard Drive
                        Plymouth, Michigan 48170-2429

                                                            March 12, 1999



Dear Shareholder:

        It is my pleasure to invite you to attend the 1999 Annual Meeting of Shareholders of Simpson Industries, Inc. (the "Company") on Tuesday, April 20, 1999, at 11:00 a.m. The meeting will be held at the Company's headquarters at 47603 Halyard Drive, Plymouth, Michigan (map enclosed).

        The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You will want to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

        Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your Proxy as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are unable to attend. You may, of course, revoke your Proxy and vote in person at the meeting if you desire.


                                          Sincerely,



                                          Roy E. Parrott
                                          Chairman of the Board
                                          and Chief Executive Officer

                           SIMPSON INDUSTRIES, INC.
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD APRIL 20, 1999
-----------------------------------------------------------------------------


        The Annual Meeting of Shareholders of Simpson Industries, Inc., a Michigan corporation, (the "Company") will be held on Tuesday, April 20, 1999, at 11:00 a.m., at the Company's headquarters at 47603 Halyard Drive, Plymouth, Michigan. The purposes of the Annual Meeting are to:

        1. elect three Directors to the Company's Board of Directors;

        2. approve an amendment to the Company's Bylaws to eliminate the classification of the Company's Board of Directors and to provide for the annual election of all Directors; and

        3. conduct any other business that is properly raised at the meeting.

        Only shareholders of record at the close of business on March 1, 1999 are entitled to notice of and to vote at the meeting.



                                                   By Order of the Board

March 12, 1999                                     Frank K. Zinn
                                                   Secretary

-----------------------------------------------------------------------------

Whether or not you expect to attend the meeting, please sign and date the enclosed Proxy and mail it promptly in the envelope we have provided you.

                           SIMPSON INDUSTRIES, INC.
                             47603 Halyard Drive
                        Plymouth, Michigan 48170-2429


                               PROXY STATEMENT

                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON TUESDAY, APRIL 20, 1999


Solicitation of Proxies

        Simpson Industries, Inc. (the "Company") is distributing this Proxy Statement and the accompanying Proxy to the Company's shareholders to solicit proxies to be used at the 1999 Annual Meeting of Shareholders of the Company. The Annual Meeting will be held on Tuesday, April 20, 1999, at 11:00 a.m. at the Company's headquarters at 47603 Halyard Drive, Plymouth, Michigan.

        The Board of Directors of the Company is soliciting the enclosed Proxy. The Board mailed this Proxy Statement and the enclosed Proxy to shareholders beginning on March 12, 1999. The Company has enclosed its 1998 Annual Report to Shareholders with this Proxy Statement.

        The Company will pay the entire cost of soliciting proxies. The Company will arrange with brokerage houses, nominees, custodians and other fiduciaries to send proxy soliciting materials to beneficial owners of the Common Stock at the Company's expense.

Revoking a Proxy

        Any person giving a Proxy has the power to revoke it at any time before it is voted. There are three ways to revoke your Proxy: (1) you may deliver a written notice of revocation, which is dated after the date of the Proxy, to the Secretary of the Company at or before the Annual Meeting; (2) you may deliver a later-dated Proxy to the Secretary of the Company at or before the Annual Meeting; or (3) you may attend the Annual Meeting in person and vote your shares by ballot.

Record Date

        The record date for determining shareholders entitled to vote at the Annual Meeting is March 1, 1999. Each of the ________________ shares of Common Stock of the Company issued and outstanding on that date is entitled to one vote on any matter voted on at the Annual Meeting. Abstention votes and votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners ("broker non-votes") will be counted as "present" at the Annual Meeting to determine whether a quorum exists.

                        1. ELECTION OF THREE DIRECTORS

        Currently, the Board of Directors is composed of three classes of members, each class being as nearly equal in number as possible. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. There are currently nine members of the Board.

        Subject to shareholder approval of the amendment to the Company's Bylaws to eliminate the classification of the Board of Directors, three Directors are to be elected at the Annual Meeting to serve one-year terms expiring at the 2000 Annual Meeting of Shareholders. Unless proxy votes have been withheld, each Proxy received will be voted to elect George R. Kempton, Ronald L. Roudebush, and F. Lee Weaver as Directors. If any nominee is unable or declines to serve, Proxies will be voted for the balance of the nominees and for such additional person as the Board of Directors designates to replace such nominee. However, the Board of Directors does not anticipate that this will occur.

        Persons receiving a plurality of the votes cast at the Annual Meeting in person or by Proxy will be elected as Directors. "Plurality" means that the persons who receive the largest number of votes cast will be elected as Directors. Shares not voted (whether by abstention, broker non-votes or otherwise) will have no effect on the election.

        Shareholders are being asked to approve an amendment to the Company's Bylaws which would, if approved, eliminate the classification of the Board of Directors and provide for the annual election of all Directors. For a description of this proposal, see "2. Approval of an Amendment to the Company's Bylaws to Eliminate Classification of the Board of Directors." If the shareholders approve the Bylaw amendment, all of the Directors elected at the Annual Meeting will serve one-year terms expiring at the 2000 Annual Meeting of Shareholders. If the shareholders do not approve the Bylaw amendment, all of the Directors elected at the Annual Meeting will serve three-year terms expiring at the 2002 Annual Meeting of Shareholders.

        Information about the nominees for election as Directors and the Directors who will continue in office after the Annual Meeting appears below. All nominees currently are Directors.

       Nominees For Election As Directors Until The 2000 Annual Meeting

George R. Kempton       Mr. Kempton, age 65, has served as a Director since
                        1983. He is a Business Consultant based in Naples,
                        Florida. Mr. Kempton was Chairman and Chief Executive
                        Officer of Kysor Industrial Corporation for more than five years. Mr. Kempton also serves as a director of JLG Industries, Incorporated.

Ronald L. Roudebush     Mr. Roudebush, age 51, has served as a Director since
                        1993. He is the Vice Chairman and Chief Executive
                        Officer of The Standard Products

                        Company, a sealing systems supplier to the automotive and appliance industries based in Dearborn, Michigan. Mr. Roudebush formerly was Dealer Principal of Milford Dodge. Prior to his ownership of Milford Dodge, Mr. Roudebush was President of Automotive Operations of Rockwell International from 1991 to 1994, and was a Business Consultant from 1994 to 1995. Mr. Roudebush also serves as a director of The Standard Products Company.

F. Lee Weaver           Mr. Weaver, age 56, has served as a Director since
                        1976. He is a Partner in the law firm of Weaver, Bennett & Bland, P.A. based in Matthews, North
                        Carolina.

         Directors Whose Terms Continue Until the 2000 Annual Meeting

Susan F. Haka           Ms. Haka, age 49, has served as Director since 1995.
                        She is the Ernst & Young Professor and Chair,
                        Department of Accounting at Michigan State
                        University in East Lansing, Michigan.

Walter J. Kirchberger   Mr. Kirchberger, age 64, has served as a Director
                        since 1971. He is Vice President -- Research of
                        PaineWebber, Incorporated in Troy, Michigan. Mr.
                        Kirchberger also serves as a director of McClain
                        Industries, Inc.

Roy E. Parrott          Mr. Parrott, age 58, has served as a Director since
                        1989. He is the Chairman, President and Chief
                        Executive Officer of the Company. Mr. Parrott also serves as a director of Lear Corporation.

         Directors Whose Terms Continue Until the 2001 Annual Meeting


Michael E. Batten       Mr. Batten, age 58, has served as a Director since
                        1995. He is the Chairman and Chief Executive Officer of Twin Disc, Incorporated, a publicly-owned manufacturer of clutches, reverse and reduction gears, hydraulic couplings and torqueconverters, universal joints and transmissions based in Racine, Wisconsin. Mr. Batten serves as a director of Twin
                        Disc, Incorporated and of the following
                        publicly-owned companies: Briggs & Stratton
                        Corporation; Firstar Corporation; and Universal Foods
                        Corporation.

Robert W. Navarre       Mr. Navarre, age 65, has served as a Director since
                        1965. He is a Business Consultant based in Naples,
                        Florida. Mr. Navarre retired as Chief Executive
                        Officer of the Company in November 1994 and as Chairman of the Board in November 1997.

Frank K. Zinn           Mr. Zinn, age 64, has served as a Director
                        since 1974. He is a Member in the law firm of Dykema
                        Gossett PLLC in Detroit, Michigan. Dykema Gossett
                        PLLC provided legal services to the Company and its subsidiaries during the last fiscal year and the Company expects to retain the firm for such purposes in the current fiscal year.


COMPENSATION OF DIRECTORS

        Directors who are not employees of the Company are paid an annual retainer of $22,300 and all directors are reimbursed for travel expenses incurred in connection with attending Board and Committee meetings. Additional fees are paid on a per diem basis for attendance at special Board or Committee meetings. Each non-employee director also is granted an option to purchase 1,500 shares of the Company's Common Stock under the Company's 1993 Non-Employee Director Stock Option Plan on the day following each Annual Meeting of Shareholders, which vest on the day preceding the next Annual Meeting of Shareholders. The exercise price for such options is the fair market value of the Common Stock on the grant date.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors of the Company meets regularly, at least once each quarter. During 1998, the Board of Directors held four meetings. The standing committees established by the Board of Directors are described below.

        Audit Committee. The Audit Committee is responsible for reviewing with management the internal financial controls and accounting and reporting activities of the Company. The Audit Committee reviews the qualifications of the Company's independent auditors, makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the scope, fees and results of any audit and reviews non-audit services and related fees. The Audit Committee met two times during 1998. The members of the Audit Committee are Ms. Haka, Mr. Kirchberger, and Mr. Kempton.

        Compensation Committee. The Compensation Committee develops and monitors the executive compensation policies of the Company. The Compensation Committee sets the compensation of the chief executive officer, reviews the salary ranges of executive officers and sets the compensation of Directors. The Compensation Committee also administers the Company's 1984 Stock Option and Incentive Plan, which terminated during 1993, the Supplemental Executive Retirement Plan and the 1993 Executive Long-Term Incentive Plan. The Compensation Committee met three times during 1998. The members of the Compensation Committee are Mr. Batten, Mr. Roudebush, and Mr. Weaver.

        Nominating Committee. The Nominating Committee establishes criteria for selecting and retaining directors, recommends to the Board nominees for election as directors, and establishes procedures for filling vacancies on the Board. A shareholder who wishes to propose director candidates for consideration by the Nominating Committee may do so by writing to the Chairman of the Nominating Committee at the Company's executive office prior to February 1 of each year for the Annual Meeting to be held during the following April. The Bylaws of the Company require that: (a) shareholders who intend to make a director nomination at the Annual Meeting provide notice of this intention to the Secretary of the Company by following the directions in the Bylaws; and (b) the Secretary receive this notice not less than 60 nor more than 90 days prior to the date of the next Annual Meeting. The Nominating Committee met one time during 1998. The members of the Nominating Committee are Mr. Batten, Mr. Kempton, Mr. Navarre and Mr. Roudebush.

        Retirement Fund Investment Committee. The Retirment Fund Investment Committee establishes broad investment philosophies and guidelines for the investment of assets held in the Company's pension and 401(k) retirement plans, and employs advisors having special competence to assist the Committee in fulfilling its responsibilities. The Retirement Fund Committee met one time during 1998. The members of the Retirement Fund Committee are Ms. Haka, Mr. Kirchberger, Mr. Navarre and Mr. Zinn.

            2. APPROVAL OF AN AMENDMENT TO THE COMPANY'S BYLAWS TO
               ELIMINATE CLASSIFICATION OF THE BOARD OF DIRECTORS

Proposed Amendment

        The Company's Bylaws currently provide for the Directors to be divided into three classes as nearly equal in number as possible, with each Director having a three-year term. After reviewing the corporate governance policies of a number of other company's in the Company's industry and discussing this issue with a number of shareholders of the Company, the Board of Directors adopted, subject to shareholder approval, an amendment to
Section 4.04 and Section 4.05 of the Company's Bylaws to eliminate the classification of the Directors and to provide for the annual election of all Directors. If approved, the amendment to the Bylaws will result in the Directors elected at this Annual Meeting serving one-year terms expiring at the 2000 Annual Meeting, but will not affect the unexpired terms of those Directors elected prior to this Annual Meeting. If approved by the shareholders, the amended Section 4.04 and Section 4.05 would read in their entirety as follows:

               Section 4.04 (Section 4) Term of Office. Upon the expiration of the directors existing terms of office, each director shall be elected at each annual meeting of shareholders, to hold office until the next annual meeting of shareholders, and until the director's successor is elected and has qualified, or until the director's resignation or removal.

               Section 4.05 (Section 5) Vacancies. Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board for any reason may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, at any meeting of the Board. A director elected to fill a vacancy shall be elected to hold office until the next annual meeting of shareholders, and until the director's successor is elected and has qualified, or until the director's resignation or removal.

Vote Required

        The affirmative vote of 66 2/3% of the outstanding shares of the Common Stock of the Company is required to approve the proposed amendment to the Bylaws. Shares not voted (whether by abstention, broker non-votes or otherwise) will have the same effect as a vote against the proposed amendment.

Recommendation

        The Board of Directors has unanimously approved the proposed amendment and recommends that the shareholders vote FOR this proposal.

                   REPORT OF THE COMPENSATION COMMITTEE ON
                            EXECUTIVE COMPENSATION

        The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. All of the members of the Compensation Committee are non-employee Directors. The Compensation Committee has the primary responsibility to review and approve the Company's executive compensation philosophy and policies and to monitor the compensation programs. The Compensation Committee reviews the performance and establishes the compensation of the Chief Executive Officer. In the performance of its responsibilities, the Compensation Committee reviews compensation data, surveys and other information obtained from independent sources reflecting the compensation practices of other companies. From time to time, the Compensation Committee engages the services of independent consultants to evaluate and make recommendations regarding the Company's executive compensation policies and programs and to ensure they are appropriate to the Company's objectives.

        The Internal Revenue Code (the "Code") was amended, effective for tax years commencing in 1994, to limit a publicly held corporation's ability to deduct more than $1 million of an executive's nonperformance-based compensation. The Code generally excludes from this limitation compensation that is determined under pre-established objective performance goals, such as stock options awarded at fair market value, provided that such compensation has met shareholder approval and independent director requirements. Although this limitation will not affect the deductibility of executive compensation in the current year, the Compensation Committee will continue to review the issue and determine whether the Company's executive compensation programs should be amended in the future to meet the deductibility requirements.

        Compensation Policies for Executive Officers. The Company's executive compensation policies are designed to attract and retain highly qualified executive officers through competitive salary and benefit programs, to recognize individual initiative, and to encourage extraordinary effort through incentive awards. The policies are also designed to promote Company stock ownership among the executive group to align their long-term interests with those of the shareholders and to encourage enhancement of shareholder value.

        The Company's executive compensation program has three components:
(1) annual base salary; (2) short-term incentives through annual bonus awards; and (3) long-term incentives through participation in the Company's long-term incentive plan. The Compensation Committee annually reviews executive officer salary ranges based primarily on current market salary data compiled from various independent sources and nationwide compensation studies covering senior executive officers from manufacturing companies. The Company's philosophy is to target base salaries at or slightly below the 50th percentile of the salary ranges determined by those compensation studies. Individual salaries are based on individual performance, contribution to the overall success of the management team, and position in the salary range. Additionally, the Company's incentive programs are designed to provide an opportunity for significant performance-based compensation if certain objectives are achieved.

        The short-term incentive plan provides for annual cash bonuses of a percentage of base salary ranging from a maximum of 20% for mid-level executives to a maximum of 120% for chief executive officer. Bonus amounts are determined on the basis of the Company's earnings performance related to beginning of the year shareholders' equity. Under the program, no annual bonuses are earned until a 16% defined return on shareholders' equity is realized. Maximum bonus levels are only achieved after the Company realizes a 34% defined return on shareholders' equity. Individual bonus awards also take into account the officer's individual performance and that of his or her operating unit.

        Long-term incentive awards are made by the Committee through the Company's 1993 Executive Long-Term Incentive Plan. This plan provides for the granting of stock options, stock appreciation rights, restricted stock, performance units, and performance shares to officers and key employees. Stock option awards provide the executive with the right to purchase shares of common stock over a ten-year period at a price equal to the fair market value of the common stock on the date of grant. Restricted stock awards consist of shares of common stock which the recipient cannot sell or transfer until the applicable restriction period lapses and which the recipient may forfeit if the recipient terminates employment prior to the expiration of the restriction period. The Company has designed its long-term incentive awards principally to encourage long-term enhancement of shareholder value and to align the future interests of executive officers with the success of the Company. Stock options only reward executive officers to the extent that shareholders have benefitted. The amount of these awards is primarily determined by a formula based on the midpoint of such executive's salary range divided by the current price of the Company's stock.

        Chief Executive Officer Compensation. The Compensation Committee conducts the same type of competitive review and analysis to determine base salary and incentive compensation ranges for the Chief Executive Officer as it does for the other executive positions. Accordingly, salary and incentive compensation awards for Mr. Parrott were determined by the Compensation Committee in conformance with the policies described above for executive officers. The last adjustment to Mr. Parrott's salary occurred on January 1, 1998 when it was increased to $400,000, which places his salary slightly below the mid-point of the 1999 salary range established by the Committee. The Compensation Committee based its decision on executive compensation data for comparable companies provided by an independent consulting firm, some of which companies are included in the Industry Index used for the comparison of Five Year Cumulative Return appearing on page 13 of this Proxy Statement. The Compensation Committee also based its decision on its subjective evaluation of Mr. Parrott's expansion of the Company's global activities and reorganization of the Company's business units.

        The Compensation Committee based Mr. Parrott's bonus for 1998 on the Company's 1998 earnings in accordance with the formula provided in the short-term incentive plan, and the Compensation Committee's subjective assessment of Mr. Parrott's attainment of specific goals established at the beginning of the year. The restricted stock and stock option awards made to Mr. Parrott during 1998 were also established in accordance with the formula described above.


February __, 1999                           COMPENSATION COMMITTEE
                                            F. Lee Weaver, Chairman
                                            Michael E. Batten
                                            Ronald L. Roudebush

                            EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table provides certain summary information concerning the compensation of the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company for the last three years.

                          Summary Compensation Table

                                                                             Long-Term
                                             Annual Compensation             Compensation
                                             -------------------       ------------------------
                                                                       Restricted    Securities
                                                                         Stock       Underlying   All Other
                                                                        Award(s)       Options    Compensation
Name and Principal Position      Fiscal Year   Salary       Bonus         ($)          (#)            (1 )
---------------------------      -----------   ------       -----      ----------    ----------   ------------
Roy E. Parrott ................     1998      $400,009     $197,284    $99,999(2)      31,920        $5,664
  Chairman; President; and          1997       367,536      175,039     84,338         34,600         5,985
  Chief Executive Officer           1996       360,236      209,252     45,625         25,000         6,930

Vinod M. Khilnani..............     1998      $176,388     $ 93,274    $49,620(4)      13,390        $5,664
  Vice President and Chief          1997        82,174(3)    75,152     31,500          5,000         1,071
  Financial Officer                 1996          --           --         --             --            --

James A. Hug ..................     1998      $179,280     $ 88,883    $23,183(5)        7,390       $5,664
  Vice President - Transmission     1997       170,688       84,210     19,500           8,000        5,985
  & Chassis Group                   1996       158,040       86,885     20,714           9,080        6,930

James B. Painter ..............     1998      $170,256     $ 85,100    $23,183(6)        7,390       $5,664
  Vice President - Engine           1997       162,680       86,201     19,500           8,000        6,048
  Products                          1996       155,000       85,376     20,714           9,080        6,930

George G. Gilbert..............     1998      $168,248     $ 77,192    $23,183(7)        7,390       $5,664
  Vice President - Strategic        1997       160,688       88,212     19,500           8,000        5,985
  Development & Emerging Markets    1996       152,672       79,320     20,714           9,080        6,930
  & Technology Services

(1) These amounts represent contributions by the Company to the accounts of the named executives under the Simpson Industries, Inc. Savings Plan.

(2) As of December 31, 1998, Mr. Parrott held 31,715 shares of restricted stock, valued at $307,239. The Company made the following awards of shares of restricted stock to Mr. Parrott: (a) 5,000 shares on February 22, 1996, of which 500 shares vest annually beginning February 1, 1997 and continuing on each February 1 until February 1, 2006; (b) 8,650 shares on February 24, 1997, of which 865 shares vest annually beginning



                                      9


    February 1, 1998 and continuing on each February 1 until February 1, 2007; and (c) 7,980 shares on February 23, 1998, of which 798 shares vest annually beginning February 1, 1999 and continuing on each February 1 until February 1, 2008.

(3) Mr. Khilnani joined the Company in July 1997.

(4) As of December 31, 1998, Mr. Khilnani held 6,550 shares of restricted stock valued at $63,453. The Company made the following awards of shares of restricted stock to Mr. Khilnani: (a) 3,000 shares on August 18, 1997, of which 300 shares vest annually beginning on September 1, 1998 and continuing on each September 1 until September 1, 2007; (b) 1,850 on February 23, 1998, of which 185 shares vest annually on February 1, 1999 and continuing on each February 1 until February 1, 2008; and (c) 2,000 shares on July 1, 1998, of which 400 shares vest annually beginning February 1, 1999 and continuing on each February 1 until February 1, 2003.

(5) As of December 31, 1998, Mr. Hug held 8,660 shares of restricted stock, valued at $83,894. The Company made the following awards of shares of restricted stock to Mr. Hug: (a) 2,270 shares on February 22, 1996, of which 227 shares vest annually beginning on February 1, 1997 and continuing on each February 1 until February 1, 2006; (b) 2,000 shares on February 24, 1997, of which 200 shares vest annually beginning February 1, 1998 and continuing on each February 1 until February 1, 2007; and (c) 1,850 shares on February 23, 1998, of which 185 shares vest annually on February 1, 1999, and continuing on each February 1 until February 1, 2008.

(6) As of December 31, 1998, Mr. Painter held 8,266 shares of restricted stock, valued at $80,077. The Company made the following awards of shares of restricted stock to Mr. Painter: (a) 2,270 shares on February 22, 1996, of which 227 shares vest annually beginning on February 1, 1997 and continuing on each February 1 until February 1, 2006; (b) 2,000 shares on February 24, 1997, of which 200 shares vest annually beginning February 1, 1998 and continuing on each February 1 until February 1, 2007; and (c) 1,850 shares on February 23, 1998, of which 185 shares vest annually on February 1, 1999, and continuing on each February 1 until February 1, 2008.

(7) As of December 31, 1998, Mr. Gilbert held 9,842 shares of restricted stock, valued at $95,344. The Company made the following awards of shares of restricted stock to Mr. Gilbert: (a) 2,270 shares on February 22, 1996, of which 227 shares vest annually beginning on February 1, 1997 and continuing on each February 1 until February 1, 2006; (b) 2,000 on February 24, 1997, of which 200 shares vest annually beginning February 1, 1998 and continuing on each February 1 until February 1, 2007; and (c) 1,850 shares on February 23, 1998, of which 185 shares vest annually on February 1, 1999, and continuing on each February 1 until February 1, 2008.

Option Grants in Last Fiscal Period

        The following table provides information about stock options granted to the persons named in the Summary Compensation Table during the last fiscal year. The table also shows an estimated grant date present value for each set of options using the Black-Scholes valuation method.

                                           % of Total
                                            Options
                               Number of    Granted
                               Securities      To
                               Underlying   Employees                                Grant Date
                                Options     in Fiscal  Exercise Price   Expiration     Present
    Name                        Granted       Year       ($/Share)        Date       Value ($)(1)
    ----                       ---------    ---------  --------------   ----------   -----------
Roy E. Parrott ..............  31,920(2)     33.9%         $12.53       02/22/08      $121,934
Vinod M. Khilnani ...........   7,340(3)      7.9%         $12.53       02/22/08      $ 28,230
                                6,000(3)      6.4%         $13.22       06/30/08      $ 23,580
James A. Hug ................   7,390(2)      7.9%         $12.53       02/22/08      $ 28,230
James B. Painter ............   7,390(2)      7.9%         $12.53       02/22/08      $ 28,230
George G. Gilbert............   7,390(2)      7.9%         $12.53       02/22/08      $ 28,230

---------

(1) The material assumptions and adjustments incorporated in the Black-Scholes model include the following:

                                       Grant Date          Grant Date
                                    -----------------     ------------
                                    February 23, 1998     July 1, 1998

    Risk-Free Interest Rate .....         5.8%               5.6%
    Stock Price Volatility ......        35.0%              35.0%
    Dividend Yield ..............         3.8%               3.8%
    Expected Option Term ........         7.0 Years          6.6 Years

    The model assumes: (a) a Risk-Free Interest Rate that represents the interest rate on a U.S. security with a maturity date corresponding to that of the expected option term; (b) Stock Price Volatility is calculated based on a five year average of stock prices calculated as of July 1 of the grant year; (c) Dividend Yield is calculated using the average dividend yield of Simpson stock; and (d) an Expected Option Term of 7.0 years or 6.6 years, which is based on a 10% annual exercise rate plus 100% assumed exercise if the ratio of stock to exercise price exceeds 200%. Notwithstanding the fact that these options are non-transferable, no discount for lack of marketability was taken.

    The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

(2) These options were granted pursuant to the 1993 Executive Long-Term Incentive Plan and become exercisable 20% per year beginning February 23, 1999.

(3) These options were granted pursuant to the 1993 Executive Long-Term Incentive Plan and become exercisable 20% per year beginning July 1, 1999.

Aggregated Fiscal Year-End Option Values

        The following table provides information regarding the values of unexpired in-the-money options and stock appreciation rights ("SARs") held at the end of the last fiscal year by the executives named in the Summary Compensation Table. No options or SARs were exercised by the named executives during the last fiscal year.


                         Number of Securities
                        Underlying Unexercised         Value of Unexercised
                           Options/SARs at          In-the-Money Options/SARs
                           Fiscal Year End              at Fiscal Year End
                      --------------------------    --------------------------
           Name       Exercisable  Unexercisable    Exercisable  Unexercisable
           ----       -----------  -------------    -----------  -------------
R. E. Parrott .......   101,754       92,956          $45,083       $8,438
V. M. Khilnani ......     1,000       17,390          $     0       $    0
J. A. Hug ...........    21,264       23,926          $ 2,043       $3,065
J. B. Painter .......     5,232       19,238          $ 2,043       $3,065
G. G. Gilbert........    21,264       23,926          $ 2,043       $3,065

Performance Graph

        The following is a line-graph presentation comparing cumulative, five-year shareholder return, on an indexed basis, of the Company's common stock with the Russell 2000 Index and an industry index of publicly-traded companies operating primarily in Standard Industrial Classification 371 ("Industry Index"). The Russell 2000 Index is comprised of companies with a market capitalization similar to that of the Company. The Company selected the Industry Index because the companies included therein are engaged in the manufacturing of motor vehicles and related parts, accessories and equipment, and pay dividends.

               Comparison of Five Year Cumulative Total Return*
                       Among Simpson Industries, Inc.,
                    Russell 2000 Index, and Industry Index


                            [ Performance Graph ]


                           1993       1994     1995     1996     1997    1998
                           ----       ----     ----     ----     ----    ----

Simpson Industries, Inc.   100.00      67.82   68.73    86.59    96.90    82.70
Russell 2000               100.00      98.18  126.10   146.90   179.75   175.17
Industry Index             100.00      91.15  108.44   131.07   149.63   152.04

---------
* Assumes that the value of an investment in the Company's common stock and each index was $100 on December 31, 1993 and that all dividends were reinvested.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

        None of the Company's executive officers have employment contracts with the Company and their employment may be terminated at any time at the discretion of the Board of Directors. However, to help retain key management personnel in the event of a threatened or potential change in control of the Company, the Company has entered into severance agreements with Mr. Parrott, Mr. Khilnani, Mr. Hug, Mr. Painter, and Mr. Gilbert. The agreements provide for severance pay and benefits in the event of termination of employment within three years (for Mr. Parrott) or two years (for Mr. Khilnani, Mr. Hug, Mr. Painter, and Mr. Gilbert) after a change in control of the Company. The agreements define a change in control as (i) a change in the stock ownership of the Company of a magnitude which requires filing of reports under the Securities Exchange Act of 1934; such a change will be deemed to have occurred if any person acquires 25% of the Company's outstanding voting stock, or (ii) a change in the composition of the majority of the Board of Directors during any two-year period, unless each new director was approved by at least two-thirds of the remaining directors who were also directors at the beginning of the period. The agreements expire December 31, 1999. Each agreement is automatically extended for successive one-year periods unless terminated on 30 days notice, provided that no change in control has occurred.

        Under the agreements, the Company will have no obligation to provide the severance payments and benefits if the relevant person's employment with the Company is terminated because of death or disability, or if the Company terminates the relevant person for cause or by the executive officer for other than a "good reason," as defined in the severance agreements. If, after a change in control in the Company, the Company terminates the employment relationship with a person covered by a severance agreement other than for cause or if the executive officer of the Company terminates such person for "good reason," the Company will pay the executive officer, from the date of termination to the earlier of the date which is three years (for Mr. Parrott) or two years (for Mr. Khilnani, Mr. Hug, Mr. Painter and Mr. Gilbert) after the change in control or until the executive officer's normal retirement date, monthly payments equal to (i) the relevant person's monthly salary prior to termination, plus (ii) 1/12th of 70% of the relevant person's salary for the year immediately prior to the termination, up to the maximum allowable under applicable federal tax laws (for Mr. Parrott) or the relevant person's monthly salary prior to termination plus 1/12 of the average of the short-term incentive bonus payments paid to the executive officer or accrued with respect to each of the two years preceding termination (for Mr. Khilnani, Mr. Hug, Mr. Painter, and Mr. Gilbert). The Company shall also maintain in full force and effect during each period any stock option or incentive compensation arrangement and all group insurance and retirement plans to which the executive officer was otherwise entitled immediately prior to his termination and the right to immediately exercise in full all outstanding stock options.


Pension Plan

        The Company has a non-contributory defined benefit pension plan for salaried employees. This plan provides for payment of a fixed retirement benefit to participants in the plan upon retirement at age 65. The amount of a participant's annual defined retirement benefit is comprised of up to three component amounts determined on the basis of the average base compensation paid to a participant during three separate time periods. The first component amount, applicable to service performed from July 1, 1976 through June 30, 1981, is equal to the sum of 0.75% of the participant's average base compensation up to $9,000, plus 1.5% of the participant's average base compensation in excess of $9,000, multiplied by the number of years the participant has participated as of July 1, 1981. The second component amount, applicable to service performed from July 1, 1981 through December 31, 1988, is equal to the sum of 1.5% of each year of the participant's base compensation up to a specified break point amount, 2.5% of each year of the participant's base compensation in excess of the break point amount, and 2.5% of the participant's salary reduction contributions under the Savings Plan. The third component amount, applicable to service performed after December 31, 1988, is equal to the sum of 1.7% of each year of the participant's base compensation below the break point amount, 2.05% of each year of the participant's base compensation above the break point amount (with such calculations continuing until such time as the participant has accumulated 35 years of participation), and 1.7% of the participant's compensation for each plan year commencing after December 31, 1988 in which he or she has been a participant for more than 35 years.

        The sum of these three component amounts equals a participant's annual retirement benefit. Base compensation under the pension plan includes base salary, but does not include cash bonuses paid by the Company under its annual incentive plan. Once benefit payments commence, they may not be reduced because of any increases in a participant's Social Security payments or other similar benefits. Benefits under the pension plan are payable, at the election of the participant, under several different annuity forms or in an equivalent lump sum payment. The estimated annual benefits payable upon retirement at normal retirement age (assuming continued employment at the person's current base compensation rate) under a lifetime annuity for the executive officers listed in the above table are as follows: Mr. Parrott, $52,104; Mr. Khilnani, $58,583; Mr. Hug, $73,212 ; Mr. Painter, $59,586 and
Mr. Gilbert, 66,733.

Supplemental Executive Retirement Plan

        Since 1988, the Company has maintained an unfunded plan to provide additional retirement income to selected executive employees to help attract and retain superior executive personnel. The Supplemental Executive Retirement Plan ("SERP") is administered by the Compensation Committee of the Board of Directors. Generally, a participant in the SERP will be eligible for benefits after he or she has completed at least five years of service as an officer of the Company or ten years of service at a specified level at which an employee bonus is available ("bonus service"). The normal retirement benefit that a participant is eligible to receive under the SERP is equal to the greater of (1) 2% of his or her average base compensation times his or her years of bonus service up to 30 years, or (2) 4% of his or her average base compensation times his or her years of officer service to a maximum of 15 years. No participant is entitled to more than 60% of his or her average base compensation less deductions for social security benefits and benefits under other pension plans provided by the Company or from previous employers. Participants are eligible for similar benefits upon early retirement, disability or termination of employment, subject to the same reductions provided under the Company's Pension Plan. Benefits under the SERP are payable, at the election of the participant, under several different annuity forms or in an equivalent lump sum payment. Such benefits are paid out of the general assets of the Company and are not funded in advance of payment. The estimated annual benefits payable upon retirement at normal retirement age (assuming continued employment at the person's current base compensation rate) under a lifetime annuity for the executive officers listed in the above table are as follows: Mr. Parrott, $138,823; Mr. Khilnani, $0; Mr. Hug, $25,814; Mr. Painter, $0; and Mr. Gilbert, $0.

                            ADDITIONAL INFORMATION

Principal Shareholders

        No person was known by management of the Company to have been the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock as of February 1, 1999.

Security Ownership of Management

        The following table provides information about the beneficial ownership of the Company's Common Stock by the Directors and executive officers of the Company.


                                          As of February 1, 1999
                                    -----------------------------------
                                    Amount and Nature of       Percent
        Name                        Beneficial Ownership(1)    of Class
        ----                        -----------------------    --------
Roy E. Parrott ....................      185,641                 1.0%
Walter J. Kirchberger .............       88,932                 0.5%
F. Lee Weaver .....................       87,201(2)              0.5%
James A. Hug ......................       71,573                 0.4%
Frank K. Zinn .....................       57,561(3)              0.3%
Robert W. Navarre .................       30,062                 0.2%
George R. Kempton .................       29,313(4)              0.2%
Ronald L. Roudebush ...............       17,500                 0.1%
James B. Painter ..................       22,104                 0.1%
Vinod M. Khilnani .................       18,854                 0.1%
Michael E. Batten .................        5,500                  --
Susan F. Haka .....................        5,520                  --
Jeoffrey A. Barris.................       16,810                 0.1%
George G. Gilbert..................       65,959                 0.4%
                                         -------                 ---
All present directors and executive
  officers ........................      702,530 shrs.           3.8%

---------
(1) Includes shares beneficially held for certain executive officers and directors under the Simpson Industries, Inc. Savings Plan and also includes 298,424 shares of Common Stock certain executive officers and directors may acquire within the next 60 days pursuant to the exercise of stock options under the Company's long-term incentive plans.

(2) Includes 55,917 shares owned by Prudence B. Weaver, Mr. Weaver's wife, for her own benefit.

(3) Includes 43,311 shares owned jointly by Mr. Zinn and Ruth A. Zinn, his wife.

(4) Includes 20,463 shares owned jointly by Mr. Kempton and Joyce H. Kempton, his wife.

Compliance with Section 16(a) of the Exchange Act

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market. Officers, Directors, and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on the Company's review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that its officers, Directors, and greater than 10% shareholders met all applicable filing requirements during the last fiscal year.

Independent Accountants

        KPMG Peat Marwick has served as independent accountants for the Company since 1991. KPMG Peat Marwick was selected by the Board of Directors to serve as the Company's current fiscal year (ending December 31, 1999). It is anticipated that representatives of KPMG Peat Marwick will be present at the Annual Meeting, will have an opportunity to make a statement, and will respond to appropriate questions.

Shareholder Proposals

        Shareholder proposals to be presented at the 2000 Annual Meeting must be received by the Company not later than November 12, 1999 if they are to be included in the Company's Proxy Statement for the 2000 Annual Meeting. Such proposals should be addressed to the Secretary at the Company's executive offices. Shareholder proposals or director nominations to be presented at the 2000 Annual Meeting or any Special Meeting which are not to be included in the Proxy Statement for that meeting must be received by the Company not less than 60 nor more than 90 days prior to the date of the meeting in accordance with the procedures set forth in the Company's Bylaws.

Other Matters

        At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the Annual Meeting other than the matters described in this Proxy Statement. However, if any other matters should come before the meeting, the persons named in the proxy card intend to vote the proxy in accordance with their judgment on such matters.

Plymouth, Michigan
March 12, 1999                       By Order of the Board of Directors,

                                     Frank K. Zinn
                                     Secretary

                                                                    Appendix 1
[Form of Proxy -- Front]

PROXY                                                                    PROXY
                          SIMPSON INDUSTRIES, INC.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          SIMPSON INDUSTRIES, INC.

     The undersigned hereby constitutes and appoints Roy E. Parrott and Vinod M. Khilnani, or either of them, attorneys and proxies with full power of substitution to vote at the Annual Meeting of Shareholders of Simpson Industries, Inc., to be held on Tuesday, April 20, 1999, or at any adjournment or adjournments thereof.

     The shares represented by this proxy will be voted as directed. Unless authority is withheld, this proxy will be voted to elect as directors the nominees shown and for the proposed amendment to the Company's By-laws.

     Discretionary authority is hereby conferred as to any other matters as may properly come before the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement dated March 12, 1999, and the Annual Report of Simpson Industries, Inc. to its Shareholders for the year ended December 31, 1998. The undersigned ratifies all that the proxies or any of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

      Has your address changed?            PLEASE VOTE, DATE AND SIGN AND
________________________________           RETURN THE PROXY CARD PROMPTLY
_________________________________          USING THE ENCLOSED ENVELOPE.
_________________________________          (Continued and to be signed on
                                               reverse side.)
-------------------------------------------------------------------------------

[Form of Proxy -- Back]
                          SIMPSON INDUSTRIES, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1. Election of Directors:
   Nominees: George R. Kempton, Ronald L. Roudebush   FOR   WITHHOLD   FOR ALL
             and F. Lee Weaver                        ALL     ALL       EXCEPT
                                                      / /     / /        / /
(INSTRUCTION:to withhold authority to vote for any
individual nominee, write such name or names in the
space provided below.)
________________________________________________

_________________________________________________

-----------------------------------------------

 2. Amendment to the Company's Bylaws to eliminate classification of the Board of Directors.

            FOR     AGAINST      ABSTAIN
            / /     / /          / /

 3. To act in their discretion upon the transaction of such other businesses as may properly come before the meeting.

 Mark box at right if address change has been
 noted on the reverse side.   / /

Please be sure to sign and date this proxy.
                                  Dated:___________________, 1999.


____________________________________   ____________________________________
Shareholder sign here                          Co-owner sign here

Please sign this Proxy exactly as your name
appears on the books of the Company.  Joint
owners should each sign personally.  Trustees
and other fiduciaries should indicate the
capacity in which they sign, and where more
than one name appears, a majority must sign.
If a corporation, this signature should be
that of an authorized officer who should state
his or her title.
-------------------------------------------------------------------------------
                            FOLD AND DETACH HERE
                           YOUR VOTE IS IMPORTANT.

        PLEASE VOTE, DATE AND SIGN AND RETURN THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.